Exhibit 10.1

Summary of Hudson Highland Group, Inc. 2009 Incentive Compensation Program

The following is a summary of the material terms of the Hudson Highland Group, Inc. (the “Company”) 2009 Incentive Compensation Program applicable to the Company’s executive officers:

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The Compensation Committee of the Board of Directors of the Company established a bonus performance target for executive officers of the Company based on consolidated corporate adjusted EBITDA for 2009. Adjusted EBITDA is defined as earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization. Adjusted EBITDA is calculated net of any bonuses payable under the program and net of adjustments the Compensation Committee rules as appropriate.

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Adjusted EBITDA will be computed in accordance with generally accepted accounting principles, but, unless otherwise determined by the Committee, will exclude the effects of (i) gains or losses on the disposition of a business, (ii) changes in tax or accounting regulations or laws, (iii) changes in the value of individual balance sheet items in excess of $1 million that impact the income statement, and (iv) mergers or acquisitions, that in all of the foregoing the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report.

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Up to 50% of the maximum bonuses payable to the Company’s named executive officers will be paid using a profit sharing formula based on consolidated corporate adjusted EBITDA performance. No bonuses will be paid for adjusted EBITDA performance at or below zero. For adjusted EBITDA performance between zero and target, bonuses will be paid on a pro rata basis based on dollars of adjusted EBITDA. For adjusted EBITDA performance at target, executive officers will be paid 50% of their maximum bonus amount. If adjusted EBITDA performance meets or exceeds target, then the Compensation Committee will have discretion to approve an additional bonus of up to 50% of an executive officer’s maximum bonus amount. Notwithstanding the foregoing, for executive officers other than Mr. Chait, Ms. Raymond and Ms. Noonan, the Chief Executive Officer of the Company will have the discretion to recommend adjusting up to 50% of the executive officer’s bonus (positively or negatively) based on consideration of overall fairness and/or individual performance.

The potential amounts payable to the Company’s named executive officers under the 2009 Incentive Compensation Program are as follows:

	Bonus for Performance at Threshold	Profit Sharing Portion of Bonus for Performance at Target	Maximum Discretionary Portion of Bonus for Performance at or above Target	Maximum Bonus

Jon F. Chait	$0	$375,000	$375,000	$750,000
Mary Jane Raymond	$0	$116,725	$116,725	$233,450
Margaretta R. Noonan	$0	$22,344	$22,344	$44,688
Richard S. Gray	$0	$75,000	$75,000	$150,000